Exhibit 99.1

BMHC TO LIST ON NEW YORK STOCK EXCHANGE
New Ticker Symbol to be “BLG”

SAN FRANCISCO, (November 27, 2006) – Building Materials Holding Corporation (Nasdaq: BMHC) today announced that it intends to file an application to list its common stock on the New York Stock Exchange (NYSE). Upon approval of the application, the Company anticipates trading of its common stock will begin on the NYSE on Friday, December 8, 2006 under the new symbol “BLG”. Until that time, the Company’s shares will continue to trade on the Nasdaq National Market under the symbol “BMHC”.

Robert E. Mellor, BMHC’s Chairman, President and Chief Executive Officer, stated, “Having grown significantly over the past several years, we believe it is the right time to join the NYSE. Our move to the NYSE provides us with the opportunity to reach a broader range of investors and increases our visibility in the financial community. We are excited about our new listing and look forward to our association with NYSE in the future.”

“We are pleased to welcome Building Materials Holding Corporation to our family of NYSE-listed companies," said NYSE Group, Inc. Chief Executive Officer John A. Thain. “We look forward to an outstanding partnership with BMHC, and to providing the company with the unsurpassed brand visibility and superior market quality that issuers have come to expect from the NYSE."

About BMHC
BMHC, a Fortune 1000 company, is one of the largest providers of residential construction services and building materials in the United States. We serve the homebuilding industry through two subsidiaries: SelectBuild provides construction services to high-volume production homebuilders in key growth markets across the country; BMC West distributes building materials and manufactures building components for professional builders and contractors in the western and southern states. BMHC is listed as one of Fortune Magazine’s “100 Fastest Growing Companies” in 2006 and was recently named to the Forbes Platinum 400, also known as America’s Best Big Companies. To learn more about BMHC, visit our website at www.bmhc.com.

CONTACTS:
Bill Smartt	Mark Kailer
Senior Vice President and	Vice President, Treasurer and
Chief Financial Officer	Investor Relations Officer
(415) 627-9100	(415) 627-9100